Exhibit 99.1

SB Financial
Q2 2019 Earnings Conference Call and Webcast
Wednesday, July 24, 2019, 11:00 A.M. Eastern

CORPORATE PARTICIPANTS

Carol Robbins – Senior Vice President & Controller

Mark Klein – Chairman, President, and Chief Executive Officer

Anthony Cosentino – Chief Financial Officer

Jonathan Gathman – Senior Lending Officer

PRESENTATION

Operator

Good morning and welcome to the SB Financial Second Quarter 2019 Conference Call and Webcast. I would like to inform you that this conference call is being recorded, and that all participants are in a listen-only mode. We will begin with remarks by management and then open the conference to the investment community for questions and answers.

I would now like to turn the conference over to Carol Robbins with SB Financial. Please go ahead, Carol.

Carol Robbins

Thank you, Danielle. Good morning, everyone, I would like to remind you that this conference call is being broadcast live over the internet and will be archived and available on our website at www.yoursbfinancial.com under Investor Relations.

Joining me today are Mark Klein, Chairman, President and CEO; Tony Cosentino, Chief Financial Officer; and Jon Gathman, Senior Lending Officer.

This call may contain forward-looking statements regarding SB Financial’s performance, anticipated plans, operational results and objectives. Forward-looking statements are based on management's expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied on our call today. We have identified a number of different factors within the forward-looking statements at the end of our earnings release, which you are encouraged to review.

SB Financial undertakes no obligation to update any forward-looking statement, except as required by law after the date of this call. In addition to the financial results presented in accordance with GAAP, this call will also contain certain non-GAAP financial measures.

I will now turn the call over to Mr. Klein.

Mark Klein

Thank you, Carol, and good morning everyone. Welcome to our second quarter 2019 conference call and webcast. Our comments today, as with prior quarters, are supplemented by the earnings release we filed yesterday.

Highlights for this quarter, excluding the effects of onetime temporary mortgage servicing rights impairment, include: net income of $3.2 million, up $100,000 or 2.1% increase over the prior year quarter. After the effect of a onetime mortgage portfolio impairment of $699,000, net income was $2.6 million. For the full year, excluding the now $1.4 million OMSR impairment, the adjusted net income was $6 million, up 8% over the prior year. Adjusted return on average assets of 109 basis points, down from the prior year of 135 basis points.

Loan balances for the quarter grew $32 million or a strong 16.4% annualized. Deposits for the quarter increased and grew to $11.7 million, or 5.7% annualized. Mortgage origination volume improved this quarter to a robust $98 million and over the last 12 months now have a run rate of approximately $324 million. Asset quality metrics remain strong. Our five key initiatives continue to drive our quest for high performance. They remain: revenue diversity in growth, more scale through organic balance sheet growth, more scope of services in each client household, operational excellence and intimacy with our client communications, and lastly, the foundation we feel of all strong performing companies is the top quartile asset quality.

SB Financial

Wednesday, July 24, 2019, 11:00 A.M. Eastern

First up a bit on revenue diversity; this quarter mortgage origination in sales volume rebounded nicely with loan sale gains up 41% from the linked quarter. Total originations for the year of $150 million still trail our June 2018 year-to-date production by 10%, but we expect to draw nearly even with the prior year by the end of this third quarter.

Non-interest income to total revenue was 29.5% for the second quarter and 28% for the full year. The exclusion of the impairment would have increased the quarterly and year-to-date fee to revenue percentage to 33.2% and 32% respectively. While a reported noninterest income of $3.7 million was down $500,000, or 12% from the prior year, the adjusted number of $4.4 million would be up $200,000, or 4% for the quarter.

We continue to actively pursue additional mortgage origination talent in each of our markets. We made progress this quarter with our mortgage loan production office in Indianapolis. We now have three originators hired with a few more to follow and we look forward to competing in this dynamic market that is adjacent to our Fort Wayne, Indiana market that we feel as much like our strong Columbus office here in Ohio.

This quarter we saw the full realization of the revenue and income from our Title Agency Acquisition that we completed in late March. We have total revenue for the quarter of $308,000 and net income of $56,000, which is well in line with our projections. We have begun to introduce this new business line to our lenders outside of the agency’s primary market of Columbus. With a recent addition of an outside sales professional, we expect to continue to expand this revenue source and customer service throughout our footprint in the coming quarters.

Our SBA production for the quarter came in at $4 million with loan sales of just $800,000. As our volume included several large construction and draw loans that will be sold later this year. As a result, our loan sale gains were $124,000, which is up slightly from the prior year.

With the flattening of the yield curve and the relaxation of competitors credit standards, the SBA market has become a bit more challenged as a number of our competitor have begun to channel SBA-type credits into more traditional commercial loans. Our BDOs and business bankers have increased their targeting calling efforts and we expect a better second half of 2019 in this critical business line force.

Our residential portfolio now stands at approximately $14.5 million with a nicely weighted yield of 7.6%, which is the residual of the approximately $60 million we have done in this business line in the last several years.

Wealth management assets under our care of $479 million represented an increase over the linked quarter of $17 million, or 3.7%, and up from the prior year by $71.8, or 17.6%. This 18% increase in wealth assets under our care has resulted in a 10.3% increase in quarterly revenue compared to the prior year.

Our second initiative, more scale. Loan growth for the second quarter tripled to $32 million from the growth level achieved in the first quarter of 2019 of just $11 million. This growth increased our loan interest income to $10.3 million for the quarter, which is up $800,000, or 8% and up $1.3 million, or 13.9% from the prior year same quarter.

SB Financial

Wednesday, July 24, 2019, 11:00 A.M. Eastern

Total assets now stand at $1.03 billion and reflect year over year growth of $84 million, or 8.9%. From year end 2018, our loan growth of $42.6 million was very diverse in both product segment and geography. We have had growth in all of our product segments excluding consumer, which is generally flat for the year. All but three of our 10 regions have grown their loan balances in 2019, with each of the three non-growth regions contracting under a million each.

Deposit growth continued to be positive for the quarter and year to date. This quarter we grew deposits to $839 million, up $11.7 million, or 1.4% and up $36.8 million, or 4.6% from December 31 year end.

We continue to pursue strategies to expand our deposit gathering with our existing clients and prospects via technology, more calling efforts, and expanded product offerings such as what we announced a quarter ago of courier service that we introduced. We currently have two courier clients, one new, one existing client and two more prospects in current markets.

Third is our strategy to develop deeper relationships. Our company passed a key milestone in the quarter, and we are now servicing more than 30,000 households for the first time in our history. We have added more than 1000 new households since the prior year of same quarter. Products and services to all of our households also continued to expand as we now exceed 89,000 products and services, which is up over 4500 or 4.2% from the prior year.

The second quarter continued our commitment to identify needs for each of our clients and refer those needs to our business line partners. Following up on the $11 million we referred in the first quarter of 2019, we uncovered an additional $18 million in opportunities in the second quarter of this year.

Operational excellence remains the fourth theme. Late in the quarter our mortgage origination volume turned more towards the refinance market, while our total volume for this quarter had only 7% of our own refinance activity. Our current pipeline, which exceeds $50 million, is running closer to the 30% refinance rate. We expect in the second half of the year that we will exceed $150 million volume we were able to originate in the first six months of this year.

There continues to be opportunities to expand our presence through more originators or potentially even an acquisition focused on the mortgage business line. Expense levels are up $500,000 from both the prior year and linked quarter due to the impact of the Title Agency, merit increases and higher commission levels due to mortgage volume. Noninterest expense to average assets is down to 3.6% from the second quarter of 2018 or 3.7%.

Our net interest expense to average assets improved to a negative 2.1% compared to the linked quarter of negative 2.3%.

Finally, our fifth key initiative of asset quality, nonperforming assets. As we disclosed 0.43%, in line with prior quarters, total past due loans did spike a bit this past quarter and now stand at 0.68% due to a couple of timing issues of a couple credits that went past due. We would expect those to normalize in the third quarter. Net charge-offs for the quarter just $15,000. Our reserve-to-non-performing remains in the top quartile of our peer group at 212%. Our asset quality on our regimented approach to credit analysis as well as our dynamic loan review process remain a strength for our company.

Now I would like to turn it over to Tony Cosentino who will certainly give us some insight and details on our performance. Tony.

SB Financial

Wednesday, July 24, 2019, 11:00 A.M. Eastern

Anthony Cosentino

Thanks, Mark. Good morning everyone. Just reminding that for the quarter we had net income of $2.6 million, or $0.33 per diluted EPS. It has been noted by Mark, our earnings were impacted by a $690,000 temporary impairment on our mortgage servicing rights, and absent that impairment, net income would be $3.2 million, up $100,000, or 1.6% increase. And for the year adjusting for the large $1.4 in impairment, net income of $6 million is up $500,000, or 8% compared to the prior year six months. Adjusted diluted earnings per share is roughly flat to the prior year at $0.75, due to the full-year impact in 2019 of the capital raise we completed late in the first quarter of 2018.

Total operating revenue for the quarter was down 1.2% from prior year, but up 4.3% when we adjust for the impairment. Loan growth, as Mark indicated, is up $32 million from March and up $61 million from the prior year, or 8.1%.

Loan sales delivered gains of $1.9 million from mortgage, small business, and agriculture in the quarter. Mortgage volume of $98 million lowered by 10% from the second quarter of 2018; however, we are up from the linked quarter by $47 million in originations. Lastly, we continue to hold our nonperforming assets steady with the NPA ratio at quarter end of 43 basis points.

As we breakdown our second quarter income statement, starting with the margin, net interest income was up from the prior year by 4.8% and up 5.9% to the linked quarter. Average loan yield for the quarter of 5.1% increased by 13 basis points from the prior year and overall earning asset yield was up 12 basis points from prior year to 4.88%. Obviously, our balance sheet impact of growth and the rate increases have affected interest income over the past year.

On the funding side, we continue to experience an increase in the cost of our interest-bearing liabilities like all community banks, although it has slowed this quarter. The rate on interest-bearing liabilities came in at 1.28%, which was up 48 basis points from the prior year, but up just 8 basis points from the linked quarter. Net interest margin at 3.88% was up 7 basis points from the linked quarter. For the full year, our margin was 3.84%, down 5 basis points from the first six months of 2018. Total interest expense costs have risen significantly from the prior year due to higher deposit costs, loan growth funding needs, reduced fees from mortgage loan origination, and obviously the increased competitive nature we have experienced in deposit rates.

Total non-interest income of $3.7 million was down from the prior year by 13%, reflecting the temporary impairment. Adjusting for that impairment would increase non-interest income to $4.4 million, up 4.4% from the prior year. As Mark indicated, we had a strong contribution from our newly acquired Title Agency with total revenue for the quarter of $300,000 and was reflective of our efforts to intergrade the business line into the rest of our company. Given the pipeline for our mortgage and commercial business lines, we expect an expanded contribution from the Title Agency in Q3.

In addition, this quarter we sold a few bonds due to the reduction in rates and realized a small gain of $200,000.

Mortgage originations for the quarter of $98.4 million were down from the prior year by 11.1, or 10.1%. Over the last 12 months, we have originated $324 million in mortgage volume and we expect to eclipse the $300 million mark in originations in 2019 for the fifth consecutive year.

SB Financial

Wednesday, July 24, 2019, 11:00 A.M. Eastern

Total mortgage sales were $71 million for the quarter, which was down from the prior year as well, and as the bulk of our volume occurred late in the quarter, our sold percentage of originated volume was just 72% compared to 85% from the linked quarter. We expect that third quarter sold percentage to trend closer to the mid-80s. Total gains on sale came in at $1.7 million, which was 2.4% of our sold volume. The servicing portfolio, now at $1.11 billion, provided revenue for the quarter of $691,000 and is on pace to deliver $2.8 million in total revenue for the year. The servicing portfolios increased by $82 million, or 8% from the prior year.

Given the impairment, the market value of our mortgage servicing rights declined again this quarter, our calculated fair value of 98 basis points was down 8 and 23 basis points from the linked and the prior year quarters respectively and did result in a $690,000 impairment. At June 30, 2019, our mortgage servicing rights were $10.3 million, which is down $400,000, or 3.5% from the second quarter of 2018.

The total temporary impairment remaining on our books now is $1.6 million. With stabilization of rates potentially in the second half, we do have the potential to recapture a portion of this impairment prior to year-end 2019. Total operating expenses for the quarter were $9.1 million, up $500,000, or 6% from both the linked and prior year quarters. The quarter included the full impact from the Title Agency of roughly $250,000, in the commission on $47 million and higher mortgage volume of approximately $350,000. Total head count adjusted from the Title Agency was up slightly from the prior year as we continued to add staffing in risk management and operations. We expect to remain stable on staffing for the remainder of 2019 and anticipate expense. Growth and/or reduction will be coordinated with the level of mortgage and SBA volume.

As we turn to the balance sheet, loans outstanding at June 30 stood at $814.5 million, which was 79.2% of the total assets of the company. We had loan growth of $61 million and asset growth of $84 million from the prior year, and we were up $32 million and $8 million respectively from the linked quarter. At $32 million of loan growth from the linked quarter would be a 16% annualized growth rate. And as Mark indicated, compared to the prior year, our loan book grew in all but one segment led by commercial with $28.7 million followed by residential real estate at $18.9 million.

On the deposit side, we are up from the prior year by $86.5 million, which is an 11.5% growth rate, and up from the linked quarter by $11.7 million. We continued to utilize our balance sheet very efficiently as our loan-to-deposit ratio improved from the linked quarter to 97%. Our deposit cost of funds has continued to increase as competitive pressures and funding needs have squeezed the margin. We do expect this to level off somewhat in the second half of this year, absent rate declines from the Fed.

Looking at our capital position, we finished the quarter at $133.9 million, which is up $8.8 million or 7% from the prior year. We completed a small share buyback in the first quarter of 2019, and we have just announced the larger buyback of 400,000 shares, which we expect to complete by the end of this year.

Regarding asset quality, total non-performing assets now stand at $4.5 million, or 43 basis points. The total level of non-performing assets is up $200,000 from the linked quarter, including in our nonperforming asset total is $800,000 in accruing restructured credits, which elevate our nonperforming level by 8 basis points. Absent these restructured credits, total nonperforming asset ratio would be just 35 basis points for the company.

SB Financial

Wednesday, July 24, 2019, 11:00 A.M. Eastern

Provision expense for the quarter of 200,000 was down slightly from the prior year but up from the linked quarter. We did have small loan losses in the quarter of $15,000, or just 1 basis point. Our absolute level of loan loss allowance at $8.3 million is down from the prior year. Due to loan growth, the allowance to total loan percentage has declined from 1.13% in the prior year to 1.02% currently. This allowance level still places us above the median of our peer group and our coverage ratio of nonperforming is in the top quartile. We have now NPO coverage with our allowance of 212% at quarter end.

I will now turn the call back over Mark.

Mark Klein

Thank you, Tony. We certainly accomplished a number of initiatives this quarter with the integration of our Title Agency. We discussed the announcement of the expanded share buyback and a return to more normalized stronger production pipelines in commercial and the mortgage business line. With potential added in the rate curve, we certainly expect our results to continue to improve throughout the second half of 2019. In addition, this quarter our company was recognized once again by the American Banker Magazine for the fifth consecutive year as one of the top 200 publicly traded banks, based on our three-year average return on equity. It is certainly gratifying to see our hard work being recognized amongst our peers.

Now I will turn the call back over to Carol Robbins for questions.

Carol Robbins

Thank you, Mark. Danielle we are now ready for any questions.

QUESTIONS AND ANSWERS

Operator

We will now begin the question-and-answer session. To ask a question, you may press star (*), then one (1) on your telephone keypad. If you are using a speaker phone, please pickup your handset before pressing the keys. To withdraw your question, please press star (*), then two (2).

At this time, we will pause momentarily to assemble our roster.

The first question comes from Brian Martin of Jannie Montgomery. Please go ahead.

Brian Martin

Hi good morning guys.

Mark Klein

Good morning Brian.

Anthony Cosentino

Hi Brian.

Brian Martin

Hey just a few things on the quarter, just kind of the loan growth was obviously strong this quarter as things pick up, but just, and you talked a little bit about it, I could not catch quick enough, the geography of where that was, but just kind of looking forward, how does the pipeline look and geographically are there markets that are stronger than others today or just if you give a little frame to kind of how things are looking in the back half of year?

Mark Klein

Yes Brian, I will have Jon applying on that. He is deep in the weeds there. Volume generally has been good all over in our newer markets, but Jon maybe help me out with where the growth has come from.

SB Financial

Wednesday, July 24, 2019, 11:00 A.M. Eastern

Jonathan Gathman

Absolutely we have an interesting cross section of growth, as Mark said, in our newer markets, particularly Toledo and Columbus have been very strong. Our old footprint here in Defiance had a nice beginning to the year, and I think looking forward we see something very similar in terms of growth, it is pretty geographically diverse. We have a number of loans we expect to close in Lima, some of which have already closed at our construction draws. Lima has done a nice job, so has Findlay, so it is geographically widespread, and we expect a very solid second half of the year.

Brian Martin

Okay, so the current quarter’s pace is probably not sustainable, at least for the back half to the year, but still strong, upper single-digit-type of growth rate.

Jonathan Gathman

Yes, I think that is our target, somewhere in that 8% to 10% range.

Mark Klein

Hi Brian, and from my perspective Brian, this is Mark, we have typically been right around that median level, median to maybe the third quartile, which we are really happy at that level. We are not looking to be in the top quartile on the growth pace. We do not want to get out over our skies. We are pretty diligent in who we loan our money to and little conservativity in that arena we think will be rewarded.

Brian Martin

Yes, okay, all right. In the, you know maybe just going with the income, maybe if you can touch a little bit on, maybe you Mark, and just on mortgage and just kind of your outlook for the year, I think Tony said he was–maybe somewhere that you were targeting over 300 million and kind of originations, just kind of how that is tracking and kind of what you see based on your comments about refinance value picking up here in the second half?

Mark Klein

Yeah, I will make a few comments and Tony can certainly chime in, but certainly yes, we had a few higher rate mortgages, you know, in our sold portfolio, which was certainly recognized by the impairment and so we have begun to make sure that we do not lose a lot of those clients to some other competitors. So, we are not only refinancing those 4.5 to 4.875 our self at a much lower rate and putting them back in the portfolio, but we still find ourselves now, because of the 3.75 or so on a 30-year, finding robust mortgage volume in all of our markets, particularly Columbus. So, we were built for that 350 to 400 million. Our expectation is up in the high 300s for this year, and we think we are going to get that, given the strength of the pipeline that we currently have, which has grown nicely this last quarter, and we are looking for great things in the second half of the year. But we booked some mortgages on own books, which will be those private clients, more 3.1, 5.1, 7.1 kind of loans, but generally the mortgage volume has been robust and we expect that to continue in the last half.

Brian Martin

Okay, and the folks you talked about adding in Indianapolis, were they contributing this quarter, or is that part of the explanation for kind of getting to that you know 350, mid-350-type of level on originations for this year?

SB Financial

Wednesday, July 24, 2019, 11:00 A.M. Eastern

Mark Klein

Clearly, we have said a number of quarters, Brian, that you know the variable is not the number that we are looking for and that the variable is number of producers, and those numbers come and go. We will have someone in North East Indiana retire and then we will add somebody in Indianapolis, but currently we are looking for the 35 million mark or so out in Indianapolis. We have had a little slow start. We have employed a number of different channels to find those individuals. We now have three, as we have said. We are looking for one more in the third quarter and another one in the fourth quarter, and quite honestly, we are always contented that Indianapolis has as much promise as Columbus, Ohio has with their 200 to 250 million that they do. So we look for them to contribute to the second half year. Tony, I do not know if you have any perspective on that, but if we got $15 to $20 million out of Indianapolis in 2019, I think we would be pleased, but that we would miss our mark by 30% to 40%.

Anthony Cosentino

Yeah, I would say from our initial expectations, Mark, you know we are probably on 50% to 60% of that in 2019 from Indianapolis, but I think we had a bit of slow start, but you know Columbus maybe has outpaced what we thought going into this year, so I think that will make up for that level.

Brian Martin

And maybe just, Tony, just kind of you talked about, I think, in your prepared remarks about the sale percentage volume picking up next quarter, just how about the gain on sale margin, how did you see that playing out, it was a bit of a drop this quarter from 1Q to 2Q, but any thoughts on that?

Anthony Cosentino

Yes, I think, early in the quarter we were trying to help a little bit with volume, we ran a couple of specials and tried to look at some things in some of our markets to increase the volume a little bit. I think we worked our way through that as the second half of the quarter came together. So, I anticipate that in Q3 our sale percentage will be in line with what we had in 2018 and the percentage of the originated volume will certainly increase as we get a better start on the late volume we did in Q2.

Brian Martin

Okay, alright, thank you, that is helpful, and how about just a couple of things here, one more thing on the fee income side, the SBA business, you talked about it being--maybe Mark talked about it being a bit more competitive with people doing it more in the traditional loan side. But how are things tracking, I guess, how do you guys see things unfolding in the second half in that business, given kind of the efforts you are taking to improve momentum there and then but also with the challenges of the completive market?

Mark Klein

Yes. I will make a couple of comments and Jon can certainly clean this up, but from where I sit, Brain, this remains a critical business line for us. We have done 60 million that we never would have had, had we not had the business line. The residual portfolio of 7.6% is nice. We are making great gains on the business line and we are committed to the business line, but clearly, and I know Jon will clean this up, but we face a lot more competition in that arena, what we felt was a perfect SBA because of leverage or liquidity or capital or some of those key attributes of a normal commercial loan. We are finding some competitors are doing, as you might expect, at this 120-month bull market, they are doing 100% financing in some arenas and kind of rendering that business line crippled, if you will, a little bit, but we are still finding some good prospects I believe. Jon, would you agree?

SB Financial

Wednesday, July 24, 2019, 11:00 A.M. Eastern

Jon Gathman

We are obviously disappointed in the second quarter, but we had a very good first quarter and we are anticipating return to those levels. I think the other thing I will add to what Mark said is rates are projected to come down here versus the second half of the year and that will certainly also help that SBA business line, while those competitive forces would not change, certainly the lower rates will help and then also yield should improve likewise.

Mark Klein

So, Brian, last comment, maybe several of those loans that we booked that we have enjoyed the benefit of increasing our balances might have gone to SBA maybe several quarters ago, because now we are having to take a bit of interest rate duration risk to put on our books, where before we might have been able to push those into the SBA arena, so it is just changing our mix a little bit, but that requires a bit more work and a little better execution.

Brian Martin

Okay, perfect and that is helpful, and just last couple, just on the margin, I think you guys talked about the funding cost easing a bit here with the linked quarter. How are you thinking about the margin today with, I mean obviously–you have the pick-up in mortgage in second half, which helps the margin, but just as far as the rate environment, if we can get a couple of cuts, particularly one in July here, late July, and then maybe one later in the year, how does that impact the margin or just kind of your outlook from here?

Anthony Cosentino

Yes, Brian this is Tony. I would say our general movement would be some shrinkage in margin if we get the rate cuts, not demonstrably in 2019, but we are fairly asset sensitive and we are probably a 2:1 ratio of up versus down on a rate move and how that would help us. So, we have modeled in kind of July and late of the year rate move, but in general with mortgage volume increasing, we would expect margin to stay roughly in the same range it was here in Q2, absent anything else that is unseen at this time.

Mark Klein

Brian just one comment, to tag on to Tony’s comment, is that we know that is going to be met with reductions. When rates went up, we followed some of those rates up to remain competitive and ensure liquidity. When rates decline, I think we are going to managerially have to take a hard look at what we have done and make sure that we’ve preserve the margin on the way down here.

Brian Martin

Yes, because–-the percentage of loans at a variable rate versus a percentage of deposits that are indexed, can give I guess an update there, I guess what percentage of the loans and deposits move with rates I guess?

Anthony Cosentino

I would think, as I said, Brian, we generally look at on the loan side about two times what is on the deposit side in terms of rate moves relative to prime, and that is kind of an average we used, based upon our portfolio. So, we think a 25-basis point cut will probably cut $400,000 in interest income on an annualized basis, nothing else being impacted, and we probably could recapture half of that on the deposit side given variable rate product.

SB Financial

Wednesday, July 24, 2019, 11:00 A.M. Eastern

Brain Martin

Okay, and the variable rate product just meaning you are able to, I guess, actively manage the deposits a little bit lower.

Anthony Cosentino

Yes, exactly. Money market and interest-bearing DDA being the primary avenue that we could impact in the short term.

Mark Klein

CDs, obviously, Tony, will take a bit to correct itself, but clearly money market and some of those discretionary items we will have to be fairly aggressive on if we see some declines here.

Brain Martin

Okay, so kind of a flattish margin from this 388 level in the back half of the year, maybe a little bit lower than 388 in the fourth quarter, depending on mortgage volume, does that seem kind of how you are thinking about it?

Anthony Cosentino

That is exactly what we are forecasting as we sit here today.

Brain Martin

Okay, and if you get an additional cut or two in 2020, Tony, just kind of a crystal ball, kind of framing how things would look in 2020, what is your big picture outlook on where the margin trends beyond 2019?

Anthony Cosentino

Well, I think, you know, as a general rule, our margin with further rate cuts is going to trend downward and it is just a matter of how much. We have been able for the most part to outgrow the margin squeeze via on balance sheet loan growth and our level of mortgage production, which we still are very committed to on both of those avenues. So, while on paper it would trend down, I think we can outgrow the squeeze in margin in 2020 as we sit here today.

Brain Martin

Okay. All right. That is helpful, and how about just going to your comment on the buyback, I think the buyback was I guess expanded here, just kind of your or how many shares are remaining on this, or I guess have you been active thus far on the quarter and I guess it sounds like we get all completed by year-end?

Anthony Cosentino

Yes, we announced the buyback right at the beginning of the quarter of 400,000 shares. We have done roughly 20% of that, I would say, through the first 20 days or so of the quarter, and I would anticipate we will be able to get that done by 12/31/2019, based upon what I see out there in the market.

Brain Martin

Okay perfect, in that recapture of the MSR, I guess, what kind of the parameter to look at as far as when you may recapture that, or how to recapture some of that?

Anthony Cosentino

Yes, it really is kind of contingent on two things: obviously overall market rates, and once they kind of stabilize, and what our remaining portfolio is likely to refinance, and again, there are some obvious candidates that we will refinance, given how the rates have moved, but that will come to a point where economics just do not work and that will be time in stabilization of rates. And as prepayment speed slowdown, they were extremely fast in Q1 and Q2 relative to anything we have ever seen on our portfolio, so that is why I anticipate them stabilizing in the second half, and if rates stay where they are, then I think we can expect to recapture some of that, not necessarily all but some.

SB Financial

Wednesday, July 24, 2019, 11:00 A.M. Eastern

Brain Martin

Okay, all right, and you talked Tony maybe about the staffing, just kind of not much change in the second half of the year, so the expense level that you see in the second quarter here is probably pretty, I guess, comparable to what you think in the third quarter, and then maybe in third and fourth quarter, if volume picks up or volume is on the mortgage side is kind of the driver, maybe expenses are up at touch in third quarter and down in fourth quarter, is that kind of how or what you are alluding to there?

Mark Klein

Just a couple of comments, Brian. We have continued to make bets in adjacent markets and we have continued that trend on into Indianapolis, and so, as I had told our board this year, we are going to balance a little bit of pessimism with optimism and maybe be a little critical on the expense side, and so we are looking hard at the expenses and we try to make sure that we keep some positive margins there with the growth, but lot of our expenses have come in the operations and the compliance and CRE arena and all the compliance arenas that we have to get better at and get right. So it has not been because we expanded in the new markets per se. It is more of the backroom kind of things to make sure we remain compliant and that is mandated. That is something that do we seek ways to do that, no, but we know we have to be seamless and robust all the way from when we hired our Chief Technology Innovation Officer and adopted a total restructure of the backroom. So, that has been generally a key source of our increased expense and we are cognizant of that and we know we have to improve on and grow the balance sheet to improve that efficiency ratio from something in the low 70s to the strategic number for us, which most likely will be in that middle-to-low 60s.

That is the goal, but it has not been delivered yet.

Brain Martin

Okay, and with the expenses, at least in the absolute terms, it sounds like there is less expense growth you expect in the second half of the year and at least relative to what we said at the second quarter and I guess we should not, given your staffing is not ramping up.

Mark Klein

I think it is a fair statement clearly, you know, our ebbs and tides come with mortgage volume. Clearly when that–of course on one hand we love it and other hand we do not, but it is a good variable base pay kind of business line, so when it ramps up, we love the gains we get out of that, assuming there are no timing differences, and clearly this quarter we seem to have run into some timing differences not only on the production side, but also the sale side.

Brain Martin

Okay, that is fine, and just from a M&A perspective, I know you announced the buyback, but just, I know you have talked in the past about you know at least kind of looking at opportunities out there. Just any change on what you are seeing in the market place as far as opportunities, and I guess any kind of notable changes from the last quarter to opportunities and how are you thinking about that?

SB Financial

Wednesday, July 24, 2019, 11:00 A.M. Eastern

Mark Klein

Well there clearly are opportunities out there. We continue to push those along a bit. I can honestly say we have taken a bit more of an aggressive stance if you would because we have realized that banks are sold and not bought, but we think it is also our obligation to our stockholders to make sure that we are seizing opportunistic kind of acquisitions of small institutions that feel that maybe it is not going to get any better than it currently is and we are findings some traction there, and some of those decisions are upon us and eminent and we are excited about some of those that may be forthcoming, and we continue to reach out to several others. But again, if they truly are sold and not bought, they have to believe that there is a greater opportunity with a billion dollar bank like ours that has certainly upside potential of trading at 105% of tangible book kind of thing, but that would lead us to more cash deal than it would may be stock because of our currency strength at this juncture.

Brain Martin

Okay and you mention, I do not know if it was you or Tony, Mark, in the prepared remarks on even outside of bank M&A, maybe a mortgage-type of play is, I guess, are you seeing opportunities there? Normally it has been hiring people and kind of building like you are doing in Indianapolis, but are there other opportunities on the mortgage side that are appearing given the rate environment?

Mark Klein

Yes, there are niches out there, and again it is all about you know management succession, it is all about monetizing what maybe someone has built. Clearly, there are opportunities to augment current business lines for us, such as SBA as the commercial as maybe some other more defined business lines in the mortgage segment that could certainly augment our production. So we have got some conversations going there and those could be very good for us.

Brain Martin

Both pipelines both the mortgage and the bank are, you know, at least maybe seemed to have picked up a little bit from where there have been in recent quarters.

Mark Klein

Yes, clearly, we think we are in some of the right markets. We have got Indianapolis now up and going, rates are great. We have a defined portfolio, if you will, of mortgages to call because individuals that do our servicing rights analysis would conclude that we are going to lose some of that portfolio, so we have a clear strategy to reach out, Brian, to that percentage of the portfolio that most likely are candidates to refinance, and if we are going to refinance, why not put him back in our portfolio and book the gains again and book the servicing rights.

Brain Martin

Okay, well I think that is all I have guys, maybe one number from Jon, the lease portfolio, what did the lease portfolio growth this quarter, Jon, I guess, was that, I guess, how is the growth trend of year-to-date in that book?

Jonathan Gathman

I do not have that number right in front of me, but I think somewhere right around $2 million dollar year-to-date.

Brain Martin

That’s good. I can follow up offline. Okay, I appreciate the call guys. Thanks.

SB Financial

Wednesday, July 24, 2019, 11:00 A.M. Eastern

Mark Klein

Thanks Brian. See you again and talk soon.

Operator

As a remainder, if you have a question, please press star (*), and one (1).

The next question comes from Jason O'Donnell from Bluestone. Please go ahead.

Jason O'Donnell

Good morning guys.

Mark Klein

Hello, Jason

Anthony Cosentino

Hi Jason.

Jason O'Donnell

I just have a quick question on just going back to the whole bank M&A discussion, with regard to just your pricing discipline on bank deals, if you were to do one, what line would you not cross in terms of tangible book value earnback, just given the currency challenges, would you guys be willing to go over say 4.5 years on an earnback going forward?

Mark Klein

We have been very disciplined Jason in our approach. We like our $75 million organic growth that we pay for every year, so as opposed to paying a $10 or $15 million dollar premium, we have been disciplined. We like the three number. Good things come in 3s. Maybe a 3, 3.5, if it is strategic, but again given our currency or lack of currency value thereof, we have been very diligent in who we have talked with and what we have talked about and how we presented that, and we have not veered from that.

Jason O'Donnell

So, 4.5 year plus deal, it sounds like you are saying would be fairly unlikely.

Mark Klein

That would be unlikely, yes. Again, given our current success rate where we are currently growing and how we are doing that in each of our different markets, so we like the organic growth approach, one client at a time, but if someone can see the value in joining up with a billion dollar bank covering 14 counties, then there may be certainly some good news to come.

Jason O'Donnell

Thanks a lot, guys.

Mark Klein

Thanks. Take care.

Operator

This concludes our questions-and-answer session. I would like to turn the conference back over to Mark Klein for closing remarks.

SB Financial

Wednesday, July 24, 2019, 11:00 A.M. Eastern

CONCLUSION

Mark Klein

Once again, thanks everyone for joining us this morning. We will certainly look forward to delivering our third quarter results to you in October. Have a great week.

Operator

The conference is now concluded. Thank you for attending today’s presentation. You may now disconnect.

SB Financial

Wednesday, July 24, 2019, 11:00 A.M. Eastern